    As filed with the Securities and Exchange Commission on December 31, 1998
                                                      Registration No. 333-40415
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                            VISUAL EDGE SYSTEMS INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                             13-3778895
        (State or other jurisdiction                (I.R.S. Employer
            of incorporation or                  Identification Number)
               organization)

                      2424 NORTH FEDERAL HIGHWAY, SUITE 100
                            BOCA RATON, FLORIDA 33431
                                 (561) 750-7559
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                   -----------

                                EARL T. TAKEFMAN
                             CHIEF EXECUTIVE OFFICER
                            VISUAL EDGE SYSTEMS INC.
                      2424 NORTH FEDERAL HIGHWAY, SUITE 100
                            BOCA RATON, FLORIDA 33431
                                 (561) 750-7559
                (Name, address, including zip code, and telephone
          number, including area code, of agent for service of process)

                                   -----------
                                   COPIES TO:
                              DAVID W. POLLAK, ESQ.
                           MORGAN, LEWIS & BOCKIUS LLP
                                 101 PARK AVENUE
                            NEW YORK, NEW YORK 10178
                               TEL: (212) 309-6000
                               FAX: (212) 309-6273

                                   -----------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| Registration No. 333-40415

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================
















                         CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED
                                                                           MAXIMUM
                                                                       OFFERING PRICE       PROPOSED MAXIMUM        AMOUNT OF
       Title of each class of securities            AMOUNT TO BE             PER           AGGREGATE OFFERING     REGISTRATION
                to be registered                     REGISTERED          SECURITY(1)            PRICE(1)               FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share..........      1,643,895             $0.625             $2,630,232           $731.20
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee, based upon the average of the bid and asked prices of the Company's Common Stock as quoted on the Nasdaq SmallCap Market on December 28, 1998, pursuant to Rule 457(c).

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT").

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Registration Statement is being filed pursuant to Rule 462(b) under the Act. The information in the Company's Registration Statement on Form S-3 (Registration No. 333-40415) filed pursuant to the Act is incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, State of Florida, on December 31, 1998.

                                      Visual Edge Systems Inc.

                                      By: /s/ Earl T. Takefman
                                          ------------------------------
                                          Earl T. Takefman
                                          CHIEF EXECUTIVE OFFICER

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Earl T. Takefman and Richard Parker, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities to sign any and all amendments (including additional amendments to this Registration Statement) and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                             CAPACITY IN WHICH SIGNED                            DATE
---------                             ------------------------                            ----

/s/ Earl T. Takefman                  Director, Chief Executive Officer                   December 31, 1998
---------------------------------     (Principal Executive Officer)
Earl T. Takefman


---------------------------------     Chairman of the Board                               December __, 1998
Ronald F. Seale


/s/ Melissa Forzly
---------------------------------     Chief Financial Officer                             December 31, 1998
Melissa Forzly


---------------------------------     Director                                            December __, 1998
Mark Hershorn


       *                              Director                                            December __, 1998
---------------------------------
Beryl Artz


       *                              Director                                            December __, 1998
---------------------------------
Richard Parker



*  By: /s/ Earl Takefman
       ---------------------------
       Earl Takefman
       Attorney-in-fact

                                  EXHIBIT INDEX


   EXHIBIT
   NUMBER                           DESCRIPTION
   ------                           -----------

     5        Opinion of Morgan, Lewis & Bockius LLP*

    23.1      Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)*

    23.2      Consent of KPMG Peat Marwick LLP*

    23.3      Consent of Arthur Andersen LLP*

    24        Power of Attorney (included in Part II of Registration Statement)*

-----------

*        Previously filed.